UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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McDonald’s Corporation

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 7, 2025
FOR THE ANNUAL SHAREHOLDERS’ MEETING
TO BE HELD ON MAY 20, 2025

Dear McDonald’s Corporation Shareholders:

You may have seen a recent letter to McDonald’s shareholders from SOC Investment Group (SOC), an organization that works with pension funds sponsored by unions affiliated with the Strategic Organizing Center. We support, encourage and regularly conduct investor engagement, and we welcome the perspectives of shareholders and other stakeholders. However, we were disappointed by several mischaracterizations in SOC’s letter, and we believe that it is necessary to set the record straight.

McDonald’s has meaningfully enhanced its lobbying-related disclosure since shareholders voted on a 2023 lobbying-related shareholder proposal

When shareholders speak, we listen. At our 2023 Annual Shareholders’ Meeting, an advisory shareholder proposal requesting that we issue an annual report on our lobbying activities and expenditures received meaningful support. Notwithstanding that at the time, McDonald’s corporate political policies and disclosures were already ranked “first tier” by the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, we committed to engaging with our shareholders and further enhancing our disclosures based on that feedback.

Accordingly, in 2024, we published the following enhancements to our public policy and engagement disclosures on a dedicated Public Policy Engagement website:

•	A list of the key issue areas on which McDonald’s lobbies policymakers;

•	An enhanced roadmap of our broader approach to, and philosophy on, lobbying activities involving policymakers. This disclosure includes the Policy on U.S. Political Contribution and Engagement adopted by our Board, which, among other things, provides detail into the reporting and oversight structure for these lobbying activities;

•	Disclosure of our federal government lobbying activities and expenses through links to the lobbying disclosure reports that McDonald’s files on a quarterly basis with the U.S. federal government;

•	Information on our state lobbying activities, including a list of the states in which we conduct lobbying and links to the lobbying disclosure reports that McDonald’s files on a periodic basis with those states;

•	A list of trade associations of which the Company is a member and pays annual dues of $25,000 or more;

•	A list of McDonald’s corporate political contributions to candidates and non-candidate committees, by amount and year; and

•	A list of contributions to candidates and non-candidate committees, by amount and year, made by McDonald’s political action committee (PAC). This disclosure also includes a description of the PAC, and the criteria used by the PAC to determine which candidates to consider for support.

McDonald’s is committed to and has been updating these disclosures on a regular basis, and links to federal and state resources provide investors and other stakeholders with access to more extensive, real-time information regarding McDonald’s lobbying activities and expenses.

McDonald’s disclosure enhancements reflect robust engagement with both SOC and McDonald’s other shareholders

After management and the Board carefully considered the voting results of the 2023 shareholder proposal, we sought shareholder feedback on precisely what types of lobbying-related disclosures would be useful to investors. As described in our proxy statement on page 45, our Board and management team have developed and maintain a robust annual shareholder engagement program. During engagements since the 2023 Annual Shareholders’ Meeting, we have solicited feedback from our largest shareholders on our public policy engagement disclosure. We also assessed broader market practice and consulted with outside advisors. As with other voluntary disclosures, we seek to meet the expectations of our shareholders while balancing additional relevant considerations, including the appropriate use of corporate resources and whether certain disclosures could expose the company to legal or other risks. The public policy disclosure enhancements released in 2024 reflect the feedback we received from shareholders while balancing these considerations.

Contrary to SOC’s assertion that McDonald’s did not engage on the topic of SOC’s lobbying proposal, we have had numerous formal and informal discussions with SOC since the 2023 Annual Shareholders’ Meeting, including discussions after we updated our disclosures in 2024. During these discussions, SOC requested further expansion of our disclosures; however, they did not indicate that our enhanced disclosures were an insufficient response to their proposal. We have listened, and we intend to continue to listen, to SOC’s perspectives. However, we also disagree with SOC’s agenda to dictate specific, overly prescriptive and inappropriately detailed mandates requiring us to follow their requirements in how we report on these issues. We believe it’s important that McDonald’s act in the best interest of all of our shareholders. Notably, since McDonald’s updated its public policy engagement disclosure in 2024, shareholders who have participated in our engagement program have not requested additional lobbying-related disclosure.

Accordingly, we urge you to vote FOR each of the Board’s Director nominees, including Paul Walsh, at our 2025 Annual Shareholders’ Meeting.

Any website references (including hyperlinks) throughout this proxy statement supplement are provided for convenience only, and the content of which is not incorporated by reference into this proxy statement supplement.